Natus Announces Preliminary 2021 Fourth Quarter and Full Year Revenue

PLEASANTON, Calif. (January 10, 2022) - Natus Medical Incorporated (NASDAQ:NTUS) (the “Company” or “Natus”), a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages, today announced preliminary 2021 fourth quarter and full year revenue.

The Company expects to report revenue of approximately $127.5 to $128.5 million for the fourth quarter of 2021, and full year 2021 of $472.3 to $473.3 million.

“We are pleased with the high single digit revenue growth delivered by our Natus Teammates in the fourth quarter despite supply chain constraints impacting the cost of logistics and components,” said Thomas J. Sullivan, President & Chief Executive Officer. “While we were able to overcome these challenges and respond to customer demand, the incremental supply chain costs limited incremental profitability.”

Natus will release its full 2021 financial results after the market closes on February 24, 2021.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will”, “outlook” and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. These statements relate to current estimates and assumptions of our management as of the date of this press release and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The Company's future results could differ materially due to a number of factors, including supply chain delays and constraints, the business, social and economic impact of the COVID-19 pandemic on the Company's business and results of operations, the ability of the Company to realize the anticipated benefits from its new structure or from its consolidation strategy, effects of competition, the Company's ability to successfully integrate and achieve its profitability goals from recent acquisitions, the demand for Natus products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on the Company's target markets, the Company's ability to expand its sales in international markets, the Company's ability to maintain current sales levels in a mature domestic market, the Company's ability to control costs, risks associated with bringing new products to market, and the Company's ability to fulfill product orders on a timely basis, as well as those factors identified under the heading Item 1A “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Natus disclaims any obligation to update information contained in any forward looking statement, except as required by law.

About Natus Medical Incorporated

Natus is a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages.

Additional information about Natus Medical can be found at www.natus.com.

Natus Medical Incorporated
B. Drew Davies
Executive Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com

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